EXHIBIT 5.1

                         [Letterhead of MIM Corporation]

                               100 Clearbrook Road

                            Elmsford, New York 10523

July 11, 2001


MIM Corporation
100 Clearbrook Road
Elmsford, New York 10523

Ladies and Gentlemen:

           I am the general counsel of MIM Corporation, a Delaware corporation (the "Company"), and have represented the Company as such in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 2,697,947 shares of common stock outstanding as of the date hereof that may be sold by a certain stockholder of the Company (the "Shares").

           In rendering the opinion set forth herein, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth.

           Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions set forth herein, I am of the opinion that the Shares are validly issued, fully paid and nonassessable.

           The foregoing does not express, or purport to express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

           I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is given as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may occur after the date of this opinion.

           I advise you that I am the Vice President and Secretary of the Company in addition to being its General Counsel and that I own beneficially and of record approximately 1.1% of its outstanding Shares.


Very truly yours,


/s/ Barry A. Posner

Barry A. Posner
General Counsel